Exhibit 99.1

For Immediate Release:

Steinway Announces Appointment of New Director

WALTHAM, MA - October 11, 2011 - Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced that it expanded its Board of Directors and appointed Greg Wood to fill this newly created directorship position.  Mr. Wood will serve on the Company’s Audit Committee.

Mr. Wood is Executive Vice President & CFO of Actian Corporation, a provider of software that enables organizations to take rapid action on large data sets. A finance and operations executive, he has a broad background with various companies and extensive experience in the increasingly complex financial regulation of public companies.

“Steinway is a company with a great history and a tremendous portfolio of brands,” stated Mr. Wood.  “I am excited about joining the board and look forward to contributing to the Company’s success.”

Prior to joining Actian in 2010, Mr. Wood held CFO roles at numerous companies, including Silicon Graphics, Liberate Technologies, and InterTrust Technologies. He began his career in public accounting and consulting, primarily with Ernst & Young. Mr. Wood holds a BBA in Accounting from the University of San Diego and a JD from the University of San Francisco School of Law.

“With his extensive operational background and international experience, Greg will bring a wealth of knowledge to Steinway,” said Michael Sweeney, Chairman of the Board of Steinway Musical Instruments. “We are extremely pleased to have him on the board.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com